Exhibit 99
2008 Annual Report

NACCO Industries, Inc. at a Glance

Principal Businesses	Market Positions

NACCO Materials Handling Group (“NMHG”)
Headquarters: Cleveland, Ohio

NMHG Wholesale designs, engineers, manufactures and sells a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Lift trucks and component parts are manufactured in the United States, Northern Ireland, Scotland, The Netherlands, China, Italy, Japan, Mexico, the Philippines and Brazil.

NMHG Retail operates a small number of wholly owned dealers, which sell, lease and service Hyster® and Yale® lift trucks and sell related service parts.	NACCO Materials Handling Group is a world leader in the lift truck industry with an estimated 9 percent market share worldwide, including a 23 percent market share in the Americas market.

Lift trucks are distributed through a worldwide network of independent Hyster® and Yale® dealers and a limited number of wholly owned dealers.

Hamilton Beach Brands (“HBB”)
Headquarters: Richmond, Virginia

HBB is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels.

HBB has a broad portfolio of some of the most recognized and respected brands in the small electric appliance industry, including Hamilton Beach®, Proctor Silex®, eclectrics®, Traditions®, TrueAir® and Hamilton Beach® Commercial.

Kitchen Collection
Headquarters: Chillicothe, Ohio

Kitchen Collection is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States.	HBB is one of the leading companies in small appliances, with strong share positions in many of the categories in which it competes.

HBB products are primarily distributed through mass merchants, national discount department stores, warehouse clubs and other retail sales outlets.

Kitchen Collection is the nation’s leading specialty retailer of kitchen and related products in factory outlet malls with 285 stores throughout the United States in 2008.

North American Coal (“NACoal”) Headquarters: Dallas, Texas	North American Coal is the nation’s largest miner of lignite coal and among the ten largest coal producers. Lignite coal is delivered from mines in Texas, North Dakota, Louisiana and Mississippi to adjacent or nearby power plants.
North American Coal mines and markets lignite coal
primarily as fuel for power generation and provides
selected value-added mining services for other natural
resources companies in the United States. North American
Coal operates six surface lignite mines.
The company also provides dragline mining services operating under the name “North American Mining Company” for independently owned limerock quarries in Florida.

NACCO Industries, Inc. is an operating holding company with the following principal businesses: lift trucks, housewares distribution, housewares retail and mining.

Competitive Advantages		Financial Objectives	Key Business Programs

• • • • • • • •	Leading market share positions in the Americas and worldwide
Highly recognized Hyster® and Yale® brand names
Large installed population base of lift trucks; an estimated 831,000 Hyster® and Yale® lift trucks in operation worldwide
Highly diverse customer base with more than 600 different end-user applications in more than 900 industries
Comprehensive global product line
Strong dealer network
Industry-leading national account coverage in the Americas
Globally integrated operations with significant economies of scale	NMHG Wholesale:
Achieve a minimum operating profit margin target of 9 percent

NMHG Retail:
Reach at least break-even financial performance while building market position and transfer responsibility to independent dealers when possible	• • • • • • • • • • •	Manufacturing restructuring
Quality initiative
Global supply chain
New product development
New product introductions
Strategic pricing optimization
National and global accounts
Dealer structure program
Aftermarket parts
NMHG Retail improvements
Distribution and brand strategy

HBB:		HBB:	HBB:
• • • • •	Strong heritage brands with leading market shares
Strong relationships with leading retailers
Highly professional and experienced manage- ment team
Successful track record of product line expansion and new product innovation
Industry-leading working capital management	Achieve a minimum operating profit margin target of 10 percent	• • • • • • •	Purchasing and supplier product cost reduction
Continuous quality improvement
Supply chain optimization
Product development process
New product introductions
Retailer and channel focus
Strategic brand application

	Kitchen Collection:	Kitchen Collection:	Kitchen Collection:
• •	Highly analytical merchandising skills and disciplined operating controls Two well-established, complementary retail store formats — Kitchen Collection® and Le Gourmet Chef®	Achieve a minimum operating profit margin target of 5 percent	• • • • • • • • • •	Corporate expense management
Store expense management
Continuous product cost management
Logistics efficiency
Innovative products and merchandising
Hamilton Beach® brand leverage
Economic Value Income
Outlet mall format initiatives
Traditional mall format initiatives
Internet format initiative

• • • • • •	Lignite coal mines provide steady income and cash flow before financing activities and high return on equity
Contracts are structured to minimize exposure to market fluctuations of coal prices
2.3 billion tons of lignite coal reserves, of which approximately 1.2 billion tons are committed to current customers
Outstanding operational and technological mining skills
Highly efficient heavy equipment utilization
Excellent record of environmental responsibility and employee safety	Earn a minimum return on capital employed of 13 percent and attain positive Economic Value Income from all existing consolidated mining operations and any new projects, while maintaining or increasing the profitability of all existing unconsolidated project mining operations	• • • • • • • • • • • • •	Employee safety
Contract structure
Lignite mining operations
Limerock dragline mining operations
Mining and management innovation
Environmental commitment
Leveraging NACoal’s lignite coal reserves
Direct coal-fired power generation
Coal gasification
Coal-based energy production
Utilizing lignite coal beneficiation technologies
Contract mining of lignite coal
Contract mining of aggregates

Selected Financial and Operating Data
NACCO Industries, Inc. and Subsidiaries

	Year Ended December 31
	2008(1)	2007(2)	2006(2)	2005(2)	2004(2)
	(In millions, except per share data)

Operating Statement Data:
Revenues	$3,680.3	$3,602.7	$3,349.0	$3,157.4	$2,782.6
Earnings of unconsolidated project mining subsidiaries	$39.4	$37.7	$36.0	$33.8	$31.5
Operating profit (loss)	$(387.3)	$139.3	$173.6	$108.9	$86.9

Income (loss) before extraordinary gain	$(437.6)	$90.4	$94.0	$58.4	$46.7
Extraordinary gain, net-of-tax(3)	—	—	12.8	4.7	0.5

Net income (loss)	$(437.6)	$90.4	$106.8	$63.1	$47.2

Basic Earnings (Loss) per Share:
Income (loss) before extraordinary gain	$(52.84)	$10.94	$11.41	$7.10	$5.69
Extraordinary gain, net-of-tax(3)	—	—	1.56	0.57	0.06

Net income (loss) per basic share	$(52.84)	$10.94	$12.97	$7.67	$5.75

Diluted Earnings (Loss) per Share:
Income (loss) before extraordinary gain	$(52.84)	$10.93	$11.40	$7.10	$5.69
Extraordinary gain, net-of-tax(3)	—	—	1.56	0.57	0.06

Net income (loss) per diluted share	$(52.84)	$10.93	$12.96	$7.67	$5.75

Per Share and Share Data:
Cash dividends	$2.045	$1.980	$1.905	$1.848	$1.675
Market value at December 31	$37.41	$99.69	$136.60	$117.15	$105.40
Stockholders’ equity at December 31	$43.05	$107.80	$96.05	$85.21	$83.39

Actual shares outstanding at December 31	8.286	8.269	8.238	8.226	8.214
Basic weighted average shares outstanding	8.281	8.263	8.234	8.223	8.212
Diluted weighted average shares outstanding	8.281	8.272	8.242	8.226	8.214

Balance Sheet Data at December 31:
Total assets	$1,687.9	$2,427.3	$2,154.5	$2,091.6	$2,035.6
Long-term debt	$400.5	$439.5	$359.9	$406.2	$407.4
Stockholders’ equity	$356.7	$891.4	$791.3	$700.9	$685.0

(1)	During the fourth quarter of 2008, NACCO’s stock price significantly declined compared with previous periods and the Company’s market value of equity was below its book value of tangible assets and book value of equity. The Company performed an interim impairment test, which indicated that goodwill and certain other intangibles were impaired at December 31, 2008. Therefore, the Company recorded a non-cash impairment charge of $435.7 million during the fourth quarter of 2008.

(2)	During the fourth quarter of 2008, the Company’s Hamilton Beach subsidiary changed its method of valuing inventories from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method. Prior-year financial data has been revised to conform to this change.

(3)	An extraordinary gain was recognized in 2006, 2005 and 2004 as a result of a reduction to Bellaire Corporation’s estimated closed mine obligations relating to amounts owed to the United Mine Workers of America Combined Benefit Fund arising as a result of the Coal Industry Retiree Health Benefit Act of 1992.

	Year Ended December 31
	2008(1)	2007(2)	2006(2)	2005(2)	2004(2)
	(In millions, except employee data)
Cash Flow Data:
Operating Activities
NACCO Materials Handling Group	$(27.3)	$34.6	$84.8	$11.9	$80.0
Hamilton Beach Brands	18.0	19.5	28.7	31.8	17.7
Kitchen Collection	(6.4)	(10.9)	17.2	0.1	(0.6)
North American Coal Corporation	23.2	44.7	38.7	26.4	41.1
NACCO and Other	(2.6)	(6.5)	4.1	5.0	(12.0)

Provided by operating activities	$4.9	$81.4	$173.5	$75.2	$126.2

Investing Activities
NACCO Materials Handling Group	$(37.5)	$(33.9)	$(30.6)	$(30.1)	$(17.3)
Hamilton Beach Brands	(5.7)	(3.7)	7.2	(3.8)	(5.5)
Kitchen Collection	(6.0)	(3.9)	(16.1)	(1.0)	(2.2)
North American Coal Corporation	(15.9)	(18.2)	4.2	(21.4)	(15.3)
NACCO and Other	(6.3)	(0.2)	—	—	—

Used for investing activities	$(71.4)	$(59.9)	$(35.3)	$(56.3)	$(40.3)

Cash Flow before Financing Activities (4)
NACCO Materials Handling Group	$(64.8)	$0.7	$54.2	$(18.2)	$62.7
Hamilton Beach Brands	12.3	15.8	35.9	28.0	12.2
Kitchen Collection	(12.4)	(14.8)	1.1	(0.9)	(2.8)
North American Coal Corporation	7.3	26.5	42.9	5.0	25.8
NACCO and Other	(8.9)	(6.7)	4.1	5.0	(12.0)

Consolidated Cash Flow before Financing Activities	$(66.5)	$21.5	$138.2	$18.9	$85.9

Provided by (used for) financing activities	$(83.1)	$64.4	$(105.8)	$(1.8)	$(4.1)

Other Data:
Adjusted EBITDA(5)	$110.4	$203.7	$218.5	$178.6	$159.3
Total employees at December 31(6)	9,500	10,600	11,300	11,100	11,600

(4)	Cash Flow before Financing Activities is equal to net cash provided by operating activities less net cash used for investing activities.

(5)	Adjusted EBITDA is provided solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding a company’s ability to service its indebtedness. Adjusted EBITDA does not represent cash flow from operations, as defined by U.S. generally accepted accounting principles. You should not consider Adjusted EBITDA as a substitute for net income or net loss, or as an indicator of our operating performance or whether cash flows will be sufficient to fund our cash needs. NACCO defines Adjusted EBITDA as income before goodwill and other intangible assets impairment charges, income taxes, minority interest (income) expense and extraordinary gain plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. generally accepted accounting principles and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using U.S. generally accepted accounting principles are presented above. A reconciliation of cash flow provided by operating activities to Adjusted EBITDA is presented below.

(6)	Includes employees of the unconsolidated project mining subsidiaries.

	Year Ended December 31
	2008(1)	2007(2)	2006(2)	2005(2)	2004(2)
	(In millions)
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA(5)
Cash flow provided by operating activities	$4.9	$81.4	$173.5	$75.2	$126.2
Change in working capital items	95.9	77.5	(21.4)	46.4	(0.5)
Gain (loss) on sale of assets and businesses	0.3	1.3	25.6	0.6	(0.6)
Restructuring charges	(9.1)	(8.6)	(0.8)	(2.7)	(7.6)
Difference between deferred income taxes and income tax provision	(1.7)	19.0	19.1	20.7	7.2
Other non-cash items	(12.9)	4.4	(11.8)	(4.9)	(10.6)
Interest expense, net	33.0	28.7	34.3	43.3	45.2

Adjusted EBITDA (5)	$110.4	$203.7	$218.5	$178.6	$159.3

Calculation of Adjusted EBITDA (5)
Net income (loss)	$(437.6)	$90.4	$106.8	$63.1	$47.2
Goodwill and other intangible assets impairment charges	435.7	—	—	—	—
Extraordinary gain, net-of-tax	—	—	(12.8)	(4.7)	(0.5)
Minority interest (income) loss	0.2	(0.1)	(0.7)	(0.1)	(0.4)
Income tax provision	18.6	23.9	28.2	13.4	4.9
Interest expense	40.6	40.7	41.8	47.5	47.4
Interest income	(7.6)	(12.0)	(7.5)	(4.2)	(2.2)
Depreciation, depletion and amortization expense	60.5	60.8	62.7	63.6	62.9

Adjusted EBITDA (5)	$110.4	$203.7	$218.5	$178.6	$159.3

This Annual Report contains references to non-GAAP financial measures. Presentations of, and quantitative reconciliations to, the most directly comparable financial measures calculated and presented in accordance with GAAP appear on this page and page 11.

To Our Stockholders
Introduction
     NACCO Industries, like many companies in the United States and around the world, had a very challenging 2008. While revenues increased slightly to $3.7 billion in 2008 compared with $3.6 billion in 2007, largely as a result of a weak U.S. dollar, 2008 financial results were very disappointing due to the effects of global economic conditions and the state of current financial markets.
     In last year’s annual report, we suggested that external factors, including a slowing U.S. economy, were likely to affect results significantly. The extent of the slowdown has been significantly worse than expected, with the year ending amid a deepening global recession which resulted in a decline in the levels of our markets and in the volumes at each of our subsidiaries. In addition, the year began with high material cost inflation which was not able to be recovered adequately through price increases. These factors, along with adverse foreign currency movements, were key drivers of the significant decrease in our financial results.
     In addition, because the Company’s stock price at December 31, 2008 was significantly below the Company’s book value of tangible assets and book value of equity, accounting rules required that the Company take a non-cash write-off of goodwill and certain other intangible assets totaling $435.7 million, or $431.6 million net of taxes of $4.1 million. The goodwill and intangibles were incurred largely as a result of acquisitions in the late 1980s and early 1990s. The Company recorded the pre-tax charges as follows: $351.1 million at NACCO Materials Handling Group (“NMHG”) Wholesale, $80.7 million at Hamilton Beach and $3.9 million at Kitchen Collection. The Company, however, believes that current stock market valuations, which were the basis for the impairment testing under existing accounting rules, are generally reflective of broader global macro-economic and stock market conditions rather than a reflection of the operating fundamentals and the programs being implemented at each of our subsidiaries.
     Also during 2008, the Company recognized non-cash charges of $29.8 million against the accumulated deferred tax assets for the European and Australian operations and certain U.S. state taxing jurisdictions of NMHG’s Wholesale and Retail subsidiaries. While these deferred tax assets have been charged against income, their benefit is still available to the Company as income is generated in the future.
     In the context of the 2008 market conditions and including the goodwill and intangible assets impairment charges and deferred tax asset charges, in 2008 the Company incurred a consolidated net loss of $437.6 million, or $52.84 per share; NMHG Wholesale incurred a net loss of $365.6 million; NMHG Retail incurred a net loss of $10.4 million; Hamilton Beach reported a net loss of $73.3 million; Kitchen Collection reported a net loss of $10.0 million; and North American Coal reported net income of $22.1 million.
     Consolidated adjusted income for the year ended December 31, 2008 was $23.8 million, or $2.87 per share. This compares with net income in 2007 of $90.4 million, or $10.93 per diluted share.“Adjusted income or loss” in this letter refers to net income or net loss results that exclude the goodwill and intangible assets impairment charges as well as the charges against the accumulated deferred tax assets. (For reconciliations from GAAP results to the adjusted non-GAAP results, see page 11.) The remaining discussion of 2008 results in this letter relates only to adjusted income or adjusted loss unless otherwise noted. Management believes a discussion of adjusted income or adjusted loss is more reflective of NACCO’s underlying business operations and assists investors and our subsidiaries’ lenders, who often exclude non-cash charges from their analyses, in better understanding the results of operations of NACCO and its subsidiaries.
Subsidiary Financial Objectives:
•	NMHG Wholesale: Achieve a minimum operating profit margin of 9 percent

•	NMHG Retail: Reach at least break-even financial performance while building market position and transfer responsibility to independent dealers when possible

•	HBB: Achieve a minimum operating profit margin of 10 percent

•	KC: Achieve a minimum operating profit margin of 5 percent

•	NACoal: Earn a minimum return on capital employed of 13 percent and attain positive Economic Value Income from all existing consolidated mining operations and any new projects while maintaining or increasing the profitability of all existing unconsolidated project mining operations

•	All subsidiaries: Generate substantial cash flow before financing activities

     On this basis, North American Coal reported net income of $22.1 million in 2008 compared with $31.0 million in 2007. NMHG Wholesale had adjusted income of $4.5 million in 2008 compared with net income of $48.2 million in 2007. NMHG Retail had an adjusted loss of $3.4 million in 2008 compared with a net loss in 2007 of $8.9 million. Hamilton Beach’s 2008 adjusted income of $7.4 million compared with net income of $19.5 million in 2007. Finally, Kitchen Collection’s results declined to an adjusted loss of $6.4 million in 2008 from a net loss of $0.9 million in 2007. The background for these results is discussed in each subsidiary company’s section of this letter.
     Today we face unprecedented global economic and financial market conditions. The future is highly uncertain and, at this time, accurately forecasting market demand, customer and consumer purchasing behavior or NACCO performance for 2009 or 2010 is very challenging. Therefore, we have promptly and aggressively put in place what we believe to be the right plans to weather a very difficult 2009. We are making the decisions necessary to address current economic conditions at all of our subsidiaries and to prepare for the possibility that markets will remain at current depressed levels. Cost containment actions at NACCO Industries and our subsidiaries include personnel reductions, the suspension of incentive compensation and profit-sharing, benefit reductions, wage freezes, spending and travel restrictions, and, in some cases, salary reductions. Further, many targeted improvement programs, some put in place over the last few years and some implemented more recently, will be largely complete in 2009.
     We have great confidence in the management teams at each of our subsidiaries and in the many experienced and capable people working closely together around the globe to help our companies manage through the downturn. In addition, several senior NACCO parent company personnel have taken on more specific operational roles at NACCO Materials Handling Group and North American Coal, in addition to their parent company roles, to add expertise as well as to reduce costs.
[PICTURE: A Le Tourneau front-end loader loads mined lignite coal into a Kress coal haul truck at The Coteau Properties Company’s Freedom Mine in North Dakota.]
     NACCO Industries is financially secure. The Company currently has financing in place on favorable terms at each of its subsidiaries. We are focusing on maximizing cash flow before financing activities in 2009. In addition, NACCO currently has substantial cash available, which provides the Company flexibility with respect to capitalizing its subsidiaries, an option we believe to be a key advantage of our operating holding company organizational structure. In this regard, during 2008, NACCO contributed $68.3 million to NMHG, $29.0 million to Hamilton Beach and $25.3 million to Kitchen Collection to increase capitalization at each of these subsidiaries.
Subsidiary Financial Objectives
     Each of NACCO’s subsidiary companies has specific financial objectives (see sidebar on page 3 for specific goals). Due to the extraordinary economic conditions, NACCO Materials Handling Group, Hamilton Beach Brands and Kitchen Collection fell significantly short of meeting their objectives in 2008. Given the uncertainty of market projections for 2009 and subsequent years, it is difficult to provide a timetable for the achievement of these objectives. However, each of NACCO’s subsidiaries is implementing well-structured operational programs over the short and long term with its specific financial objectives in mind. As market conditions improve, the Company expects that the operating fundamentals and the programs in place at our subsidiaries will position them to move positively toward achievement of their long-term financial goals.
North American Coal
2008 Results
     North American Coal (“NACoal”) has had relatively stable performance over the years and continued to do so in 2008. Long-term contracts are in place at the company’s lignite coal mines, demand remains strong from customers who continue to require a constant supply of coal to generate power and cash flow is steadier than in NACCO’s other businesses. Positive developments at NACoal in 2008 included particularly good performance at the Red River Mining Company compared with 2007 and the extension of The Sabine Mining Company contract through 2035.
     Nevertheless, 2008 was still challenging for NACoal as net income was negatively affected by Mississippi Lignite Mining Company’s customer’s planned extended power plant outage, which reduced lignite coal tons delivered and also resulted in increased costs of sales due to the capitalization of fixed costs over lower production levels. NACoal’s limerock mining operations in southern Florida also experienced significant declines in deliveries as customer requirements were reduced by the downturn in the housing and construction markets in that region. Contractual price escalation at most of the mines partially offset these declines.
Market Outlook for 2009
     NACoal expects improved performance at its lignite coal mining operations in 2009 provided that customers achieve currently planned power plant operating levels. Tons delivered at the lignite coal mines are expected to increase in 2009 compared with 2008, especially at the Mississippi Lignite Mining Company as a result of fewer planned outages and improved operating efficiencies at the customer’s power plant. In addition, recently reduced costs for certain commodities, such as diesel fuel, are helping the company manage mine operating costs.
     Limerock customer 2009 deliveries will be down significantly due to an unfavorable U.S. District Court ruling for the Florida lake belt region that terminated our customers’, and others’, existing mining permits at most of the limerock dragline mining operations. As a result, deliveries from the limerock dragline mining operations are expected to be significantly lower in 2009. Customers will be reducing stockpiled inventory levels until their limerock mining operations return to production under new permits that are expected to be issued toward the end of 2009. However, demand for limerock remains severely depressed due to the significant decline in the southern Florida housing and construction markets.
Actions Being Taken to Move Forward in 2009
     NACoal prides itself on its intense focus on safety, efficiency and its continuous cost reduction programs. Because these programs have been in place for many years, operations are projected to be relatively stable at all of NACoal’s lignite coal mines in 2009 given that no significant power plant outages are planned at any of its customers. However, contractual price escalation at all mines is not expected to affect results as favorably in 2009 as it did in 2008 because of recent declines in commodity costs. High levels of productivity are expected to continue at all of the mining locations. At the Mississippi Lignite Mining Company, the company expects to increase mine tonnage as a result of improved operating efficiency at the customer’s power plant.
     In early 2009, in light of the U.S. District Court ruling shutting down Florida lake belt mining operations, NACoal’s limerock dragline mining operations took significant action to reduce costs, including layoffs for many employees. These measures will remain in place at all of the Florida lake belt facilities during 2009 until limerock production is resumed, which is expected to be in late 2009. The company also mitigated its financial exposure to these limerock operations by transitioning to new cost reimbursable management fee contracts with almost all of its customers. Only one Florida limerock operation, which is not in the lake belt area, will be in production for all of 2009.
     NACoal has a number of potential new projects and opportunities under consideration or in progress, and expects to incur additional expenses related to these opportunities in 2009. Permitting is taking place in the Otter Creek Reserve in North Dakota in expectation of construction of a new mine. Construction is continuing on coal dryers and a coal load-out facility adjacent to the Falkirk Mine, which, when complete, will improve market potential by extending practical transportation distances for shipping lignite coal. In addition, NACoal is working on a project with Mississippi Power to provide lignite coal to a new plant in Mississippi and is optimistic about concluding other new agreements in 2009.

Overall, NACoal expects solid operating performance in 2009 with results comparable to 2008. Cash flow before financing activities is expected to be positive, but down slightly from 2008.
Longer-Term Perspective
     Over time, the company expects to continue its record of operational excellence in safety, efficiency and environmental responsibility at each of its mining operations and to deliver profitability that exceeds its financial objectives.
     Significant growth at NACoal will depend on the United States adopting a balanced energy policy in which coal plays a key role. Further, the company believes that coal must remain an integral part of the energy mix if this country is going to continue to be fully competitive in a global economy. NACoal is taking a leadership role in helping balance energy needs with environmental responsibility. NACoal’s customer, Basin Electric, is a pioneer in the carbon capture process, which it employs at its Dakota Gasification facility. Most potential customers with whom NACoal is working include carbon capture in their plans for new coal projects. The company also believes that new power plant technologies, such as integrated gasification combined cycle power generation, and production of alternative fuels made from coal will provide important opportunities in the future. Overall, NACoal sees good long-term prospects for additional mining opportunities and has several promising business opportunities currently in various stages of negotiation.
NACCO Materials Handling Group
2008 Results
     Like many companies in the industrial equipment sector, NMHG faced exceedingly high material costs in early 2008 that could not be fully offset through price increases and was confronted with deteriorating market conditions as the year progressed. The lift truck industry is naturally cyclical and a downturn had been expected, although not nearly to the extent seen in late 2008. In fact, in the second half of 2008, demand for lift trucks fell at rates not previously seen in the industry’s history and demand for parts declined moderately. By the end of 2008, there was clear evidence of severe weakness in all global lift truck markets. For example, in the fourth quarter of 2008, the lift truck market declined 26.0 percent in Western Europe, 39.5 percent in North America, 44.6 percent in China, 56.8 percent in Eastern Europe and 58.3 percent in Brazil compared with fourth quarter 2007.
     Significant currency volatility, particularly in the Japanese yen, Brazilian real and British pound, compounded the effects of unrecovered material cost increases and market deterioration. Currency exchange rates had a significant adverse effect on NMHG performance in a number of geographic areas, particularly in the United States since the dollar was very weak compared with other currencies for the greater part of the year.
     NMHG executed new improvement plans in its Retail operations and, as a result, they performed significantly better in 2008 than in 2007. However, improvements in those operations were constrained by struggling economies in the United Kingdom and Australia in the second half of 2008.
[PICTURE: Yale’s next generation of electric rider lift trucks, the Yale® ERC-VG three- and four-wheel cushion tire models, have lifting capacities of up to 4,000 pounds. These trucks have been designed to increase overall productivity at higher levels of efficiency.]
Market Outlook for 2009
     NMHG remains very concerned about the potential depth and breadth of the economic downturn and the ability and willingness of many of our customers to purchase lift trucks and parts in 2009. Early market indications in 2009 suggest a continued severe market downturn with key global lift truck markets either not yet stabilized or continuing at the extremely low levels of November and December 2008. While the company hopes that the very low market levels experienced in late 2008 and early 2009 are near the low point, the company expects demand to remain depressed through 2009, especially in the first half, with very little recovery until 2010. Consequently, NMHG Wholesale expects to have significantly lower unit booking and shipment levels and a reduction in parts sales in 2009 compared with 2008.
[PICTURE: The new Hyster Fortis® H170-190FT pneumatic tire internal combustion lift truck, with lifting capacities up to 19,000 pounds, is ideal for use in lumber, steel and concrete applications. This new series offers a longer wheelbase, a more powerful drive train and a new mast to allow for greater lifting capacities.]

Actions Being Taken to Move Forward in 2009
     Given these market prospects, NMHG’s team of experienced professionals is overseeing a focused agenda that addresses the challenges of cost reduction and revenue generation in a severely depressed market with the objective of returning the company to profitability in 2009. In particular, NMHG is committed to taking all actions necessary to ensure the company’s cost structure is appropriate for prevailing market conditions.
     NMHG has aggressively taken a number of steps to respond to current market prospects. Capital expenditure constraints and administrative cost control measures, including planned plant downtime, suspension of incentive compensation and profit-sharing programs, reductions-in-force, reductions in salaries and benefits, wage freezes and restrictions on spending and travel have all been implemented. NMHG is also actively working to ensure timely implementation of reduced procurement costs in light of moderating material costs, specifically steel, and fuel and freight costs, in late 2008 and early 2009. The company’s goal is to return margins in the near term at least to the levels that preceded the sharp increase in costs in early 2008, while still maintaining market positions. A significant reduction in working capital is also expected as a result of decreased receivables and marketing and manufacturing inventories.
     NMHG is fortunate that some key profit improvement programs previously undertaken are either completed or are expected to be completed in the near future. For example, the manufacturing restructuring program, which includes the transfer of the 2.0 to 3.5 ton internal combustion engine pneumatic lift truck to the Berea, Kentucky plant, the closure of the plant in Irvine, Scotland and a plant consolidation in Greenville, North Carolina are expected to be largely completed in early 2009. In addition, NMHG plans to introduce its next generation of electric lift trucks throughout 2009. Also, specific actions previously implemented to improve manufacturing efficiencies, enhance quality and strengthen global purchasing, marketing and pricing operations are expected to deliver additional benefits in 2009.
     Overall, NMHG Wholesale expects earnings in the first half of 2009 to be well below the first half of 2008, with an especially difficult first quarter. Modest market improvements expected in the second half of 2009, along with the impact of new product introductions and restructuring and reductions-in-force actions, are expected to lead to about break-even results, assuming markets do not deteriorate further. Significantly improved cash flow before financing activities for 2009 compared with 2008, primarily as a result of the cost containment actions, plant restructurings and a reduction in working capital, is also expected.
     NMHG Retail will continue to work to achieve improved results in 2009, particularly in Australia. These actions and other improvement programs are expected to have a favorable effect on 2009 results and cash flow before financing activities, and to assist the company in meeting its strategic objective of achieving at least break-even results while building market position.
Longer-Term Perspective
     NMHG’s improvement programs, including longer-term initiatives maturing in the next two to three years, are expected to help the company become even more competitive globally. These projects include a continuous stream of new product introductions and innovations, new basic truck and option package configurations and a related pricing strategy, better alignment of pricing with currency and commodity cost changes and strengthened dealer networks across the globe. Overall, NMHG believes its programs in product, supply, manufacturing, quality, pricing and distribution together will position the company not only to be competitive in the global lift truck marketplace, but also, as demand for lift trucks in key markets worldwide eventually improves, to achieve its long-term minimum financial objectives.
Hamilton Beach Brands
2008 Results
     Hamilton Beach Brands (“HBB”) and other small kitchen appliance companies were affected by a significant softening of retail markets during the year. The fourth quarter of 2008 was particularly challenging as consumers spent significantly less than in prior years and most retailers experienced a disappointing holiday season. Fortunately, HBB is well positioned at mass merchants that tend to serve price-conscious consumers and therefore performed relatively better than higher-end retailers. Nevertheless, the company’s sales of small kitchen appliances still fell well below expectations and financial results were disappointing. From 2007 to 2008, HBB’s revenues declined 2.2 percent. However, as a result of significant increases in product and freight costs over the course of 2008, which were not fully recovered by price increases, and reduced unit sales volumes, particularly in the latter half of the year, HBB’s 2008 adjusted income declined compared with 2007.
Market Outlook for 2009
     The global recession and other consumer financial concerns are among factors creating an extremely challenging retail environment as consumer confidence continues to decline. Under these circumstances, it is very difficult to estimate consumer purchasing levels for 2009 or the timing of a recovery. Consumer spending is expected to be significantly reduced in 2009, particularly in the first half. As a result, HBB expects revenues in 2009 to be lower than in 2008.
     HBB offers high-quality, value-based products to demanding end users. The company has an excellent pipeline of innovative new products and has strong retail placements at leading retailers. HBB is not significantly dependent on higher-end segments of the market, which are currently experiencing greater weakness.
[PICTURE: Clockwise from top: Hamilton Beach Brands’ newest products include: Hamilton Beach® Stay or Go™ 6 quart slow cooker with lid rest, Hamilton Beach® Big Mouth® Deluxe food processor and Hamilton Beach® Set & Forget® Grill.]
     Actions Being Taken to Move Forward in 2009
     A number of actions have been taken at HBB to respond to anticipated lower volumes. Aggressive cost containment actions taken to date include personnel reductions, the suspension of incentive compensation and profit-sharing, benefit reductions, wage freezes and spending and travel restrictions, as well as other cash and cost-saving initiatives. In addition to these actions, HBB is actively working to improve pricing and product positioning and reduce product costs in light of softening commodity costs for resins, copper, steel and aluminum, as well as reduced transportation costs. HBB is also monitoring commodity costs closely and is currently negotiating with suppliers and retailers on costs, prices and product placement programs. All of these actions are designed to bring product margins more in line with those that prevailed in 2007 before commodity cost increases pushed product costs up dramatically over the course of 2008.
     HBB entered the recession operationally strong with good product placements. HBB’s targeted improvement programs, which are now mature, are expected to be beneficial in these challenging times. In addition, the company is reviewing each area of the business to ensure continued focus on core products and on strengthening its market position through product innovation, promotions and branding programs. HBB anticipates continued strong placements in 2009, with increased placements and distribution at some retailers. The company is also undertaking programs to enhance the market position of its brands, which include the Hamilton Beach® heritage brand and the quality, value-priced Proctor Silex® brand. HBB’s approach is designed to improve competitiveness during the recession so it can emerge from the downturn in an enhanced market position.
     Overall, 2009 net income and cash flow before financing activities are currently expected to improve compared with adjusted 2008 results because of HBB’s cost containment actions and efforts to improve margins through reduced costs, improved prices and new product introductions and placements. However, if markets deteriorate further, revenues and earnings could be adversely affected.
     Longer-Term Perspective
     Product quality, customer service and fact-based professional sales and marketing remain areas of excellence for HBB. Important promotional campaigns designed to support HBB’s brands and new products are expected to continue. The company’s product and placement track record is impressive due to innovation processes centered on understanding and meeting end-user needs. New products introduced in 2008, as well as further new product introductions in the pipeline for 2009 and future years, are expected to improve revenues. However, the timing of an upturn in U.S. consumer markets is very uncertain, which makes overall revenues and margins very difficult to predict.
     At HBB, an experienced team of professionals is managing the challenges of the current economic environment aggressively. The company will continue to work to improve revenues and profitability by improving efficiencies, reducing costs and pursuing strategic growth opportunities, including those which may arise during the economic downturn. The company is well positioned to continue its leadership position in the small kitchen appliances industry and to attain its longer-term financial objectives when increased consumer spending returns.

Kitchen Collection
2008 Results
     During 2008, the two retail formats operated by Kitchen Collection experienced weak sales at both outlet malls and traditional enclosed malls as consumers’ discretionary spending contracted. Given the effect of the economic downturn, the Kitchen Collection® stores, which sell more basic kitchen items, performed satisfactorily in 2008 with a small increase in sales and positive operating results. The Le Gourmet Chef® stores, which sell higher-end, more discretionary items for entertaining, had extremely poor results primarily as a result of significant markdowns on discontinued products related to a change in store format, which included a substantial updating of the product offering, coupled with the very difficult consumer environment. For both the Kitchen Collection® and Le Gourmet Chef® store formats, fourth-quarter holiday sales were disappointing. A slight surge during the last two weeks of December was not enough to overcome earlier shortfalls. Importantly, however, a new, revitalized store format for the Le Gourmet Chef® stores was implemented in 2008 and is now in place. Also in 2008, a new distribution center for Le Gourmet Chef came on line, which added efficiency to its supply chain system.
Market Outlook for 2009
     Uncertainty in the U.S. economy and in financial markets and a reduction in consumer confidence are expected to continue to affect consumer traffic to outlet and traditional malls and negatively affect retail spending decisions in 2009, all of which make forecasts of revenue very uncertain. Nevertheless, Kitchen Collection expects a modest increase in revenues in 2009 compared with 2008 because of an anticipated improved holiday selling season in late 2009 and expected improved sales volumes and margins at the Le Gourmet Chef® stores as a result of the completion of new product enhancement and store merchandising programs. These programs, coupled with the completion of the large product clearance program in the Le Gourmet Chef® stores which significantly reduced margins in 2008, are expected to improve results at the Le Gourmet Chef operations in 2009.
Actions Being Taken to Move Forward in 2009
     Kitchen Collection is committed to improving financial results despite this difficult retail environment. Kitchen Collection has taken specific actions to control costs, including capital expenditure restraints, wage freezes, benefit reductions, suspension of incentive compensation and spending and travel restrictions, which are expected to affect results favorably in 2009. Importantly, the implementation of the new Le Gourmet Chef® store format and the related sale of discontinued products, which reduced profits significantly, were completed in 2008. Accordingly, those implementation expenses will not recur in 2009 and the full effect of the improved format and products on sales is expected to occur increasingly over 2009.
     Kitchen Collection will continue to focus on improving product mix, merchandising promotions and pricing in order to sustain the Kitchen Collection® store format and refine
[PICTURE: The Kitchen Collection® store in Lancaster, Ohio, features higher-margin, brand-name kitchen gadgets, small electric appliances and a variety of other kitchen-and housewares-related products.]

the new Le Gourmet Chef format. The full-year impact of efficiency and cost savings from the new Le Gourmet Chef distribution center will also occur in 2009. In addition, Kitchen Collection plans to aggressively renegotiate store lease terms when needed to improve store profitability whenever possible. Stores will be closed as leases expire if profitability forecasts are not satisfactory.
     Overall, Kitchen Collection expects a difficult first quarter in 2009 with increasing improvements in quarterly results for the remainder of the year. As such, an improvement in full-year results compared with adjusted 2008 results is expected. Cash flow before financing activities is expected to be slightly negative in 2009, but significantly improved compared with 2008.
Longer-Term Perspective
     Kitchen Collection has two successful store formats offering high-quality merchandise at competitive prices. In addition, the company believes it has the right distribution capabilities and marketing and promotional plans in place for both the Kitchen Collection® and Le Gourmet Chef® formats. Profitability at both store formats is expected to improve significantly when consumer traffic and discretionary spending increase. In addition, key long-term programs already in place for the Kitchen Collection® store format, which are designed to enhance merchandise mix, store displays and appearance, and optimize store selling space, are expected to contribute to increased profitability of both store formats. Accordingly, over time Kitchen Collection should be in a sound position to attain its long-term minimum financial goals. Kitchen Collection also expects over the long term to achieve growth in the number of Le Gourmet Chef® outlet and traditional mall stores, although the total number of Kitchen Collection® and Le Gourmet Chef® stores is unlikely to increase in 2009.
Conclusions and NACCO Outlook
     These are clearly very difficult times. At NACCO, we are proceeding as responsibly and carefully as possible, taking necessary steps in the short term to ensure our subsidiaries’ longer-term programs remain in place. Most of these programs are mature or should be maturing in the next one to two years and are expected to position each subsidiary advantageously as the economic recovery begins.
     We are monitoring market levels constantly and are prepared to take further steps, which are defined in well-thought-out contingency plans, if needed. Conversely, when markets and volumes turn up, NACCO’s businesses should be well positioned to achieve their long-term financial objectives after restoring employee benefits that have been suspended or reduced to lower costs.
     Further, we plan to focus on maximizing cash flow before financing activities in 2009 and later years. In addition, all subsidiaries are continuously monitoring compliance with debt covenants, while optimizing working capital levels. Finally, NACCO’s cash on hand provides flexibility with respect to capitalizing its subsidiaries.
     The Company’s goal is to reach its minimum financial objectives for operating profit and significant cash flow generation when markets return to more normalized levels. While we are disappointed by the level of our current stock price, we hope to see the price increase as results improve through maturing improvement programs and the return of stronger market conditions.
     We would like to take this opportunity to thank all of our subsidiaries’ customers, retailers, dealers and suppliers and NACCO stockholders for their continued support in these difficult times. We would also like to express our profound appreciation to all of our employees, who remain dedicated and hard-working while making the sacrifices so vital to preserving the strength and stability of our companies. We will continue to work together to make 2009 as successful as possible and look forward to strong financial performance when meaningful economic recovery occurs in the United States and around the world.

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer — NACCO Industries, Inc.

Robert L. Benson
President and Chief Executive Officer — The North American Coal Corporation

Michael P. Brogan
President and Chief Executive Officer — NACCO Materials Handling Group, Inc.

Dr. Michael J. Morecroft
President and Chief Executive Officer — Hamilton Beach Brands, Inc.

Randolph J. Gawelek
President and Chief Executive Officer — The Kitchen Collection, Inc.

Supplemental Data
NACCO Industries, Inc. and Subsidiaries
Reconciliation of Consolidated Results “As Reported” to Adjusted Results “Excluding Special Items”
(in millions, except per share data)

	Year Ended 2008
			Diluted
	Pre-Tax	After-tax	EPS

2008 Consolidated Net Loss, as reported		$(437.6)	$(52.84)

Goodwill and other intangible assets impairment charges	$435.7	$431.6	52.12
Charges against accumulated deferred tax assets	$29.8	$29.8	3.59

Net effect of special items	$465.5	$461.4

2008 Adjusted Income		$23.8	$2.87

	Year Ended 2008
	Pre-Tax	After-tax

2008 NMHG Wholesale Net Loss, as reported		$(365.6)

Goodwill and other intangible assets impairment charge	$351.1	$347.3
Charge against accumulated deferred tax assets	$22.8	$22.8

Net effect of special items	$373.9	$370.1

2008 NMHG Wholesale Adjusted Income		$4.5

	Year Ended 2008
	Pre-Tax	After-tax

2008 NMHG Retail Net Loss, as reported		$(10.4)

Charge against accumulated deferred tax assets	$7.0	$7.0

2008 NMHG Retail Adjusted Loss		$(3.4)

	Year Ended 2008
	Pre-Tax	After-tax

2008 Hamilton Beach Net Loss, as reported		$(73.3)

Goodwill impairment charge	$80.7	$80.7

2008 Hamilton Beach Adjusted Income		$7.4

	Year Ended 2008
	Pre-Tax	After-tax

2008 Kitchen Collection Net Loss, as reported		$(10.0)

Goodwill and other intangible assets impairment charge	$3.9	$3.6

2008 Kitchen Collection Adjusted Loss		$(6.4)

Adjusted Income (Loss) is a measure of income that differs from Net Income (Loss) measured in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted Income (Loss) is Net Income (Loss) adjusted for the exclusion of goodwill and other intangible assets impairment charges and charges against the accumulated deferred tax assets of NMHG Wholesale and Retail. Management believes that both Net Income (Loss) and Adjusted Income (Loss) assist the investor in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Net Income (Loss) and Adjusted Income (Loss).

Officers and Directors
Officers and Directors of NACCO Industries, Inc.
Officers:
Alfred M. Rankin, Jr.
Chairman, President
and Chief Executive
Officer
Charles A. Bittenbender
Vice President,
General Counsel and
Secretary
J.C. Butler, Jr.
Vice President-Corporate
Development and Treasurer
Lauren E. Miller
Vice President-Consulting Services
Kenneth C. Schilling
Vice President and Controller
Mary D. Maloney
Assistant General
Counsel and
Assistant Secretary
Suzanne S. Taylor
Associate General
Counsel and
Assistant Secretary
Directors:
Owsley Brown II
Retired Chairman,
Brown-Forman Corporation
Dennis W. LaBarre
Partner, Jones Day
Richard de J. Osborne
Retired Chairman and Chief
Executive Officer, ASARCO
Incorporated
Alfred M. Rankin, Jr.
Chairman, President and Chief
Executive Officer, NACCO Industries, Inc.
Ian M. Ross
President Emeritus,
AT&T Bell
Laboratories
Michael E. Shannon
President, MEShannon &
Associates, Inc. Retired
Chairman, Chief Financial
and Administrative Officer,
Ecolab, Inc.
Britton T. Taplin
Self employed (personal investments)
David F. Taplin
Self employed (tree farming)
John F. Turben
Chairman,
Kirtland Capital Corporation
Eugene Wong
Emeritus Professor,
University of California at Berkeley
Officers of Subsidiaries
Officers of NACCO Materials Handling Group, Inc.
Corporate:
Alfred M. Rankin, Jr.
Chairman
Michael P. Brogan
President and Chief Executive Officer
Colin Wilson
Vice President and Chief
Operating Officer and
President, Americas
Lauren E. Miller
Senior Vice President,
Marketing and
Consulting
Kenneth C. Schilling
Vice President and
Chief Financial Officer
Charles A. Bittenbender
Vice President,
General Counsel and
Secretary
James M. Phillips
Vice President, Human Resources
Rajiv K. Prasad
Vice President,
Global Product
Development
Victoria L. Rickey
Vice President, Asia-Pacific
Michael E. Rosberg
Vice President, Global Supply Chain
Michael K. Smith
Vice President,
Finance and
Information Systems
Gopi Somayajula
Vice President,
Counterbalanced
Engineering
Daniel P. Gerrone
Controller
Jeffrey C. Mattern
Treasurer
Americas:
Tommy L. Green
Vice President,
Manufacturing,
Americas
Donald L. Chance, Jr.
Vice President, President,
Yale Materials Handling
Corporation
D. Paul Laroia
Vice President,
President, Hyster
Company
Raymond C. Ulmer
Vice President, Finance Americas
Europe, Africa and Middle East:
Ralf A. Mock
Managing Director,
Europe, Africa and
Middle East
Asia-Pacific:
Nobuo Kimura
President, Sumitomo NACCO
Materials Handling Co.,
Ltd.
Officers of Hamilton Beach Brands, Inc.
Dr. Michael J. Morecroft
President and Chief Executive Officer
Keith B. Burns
Vice President,
Engineering and
Information Technology
Kathleen L. Diller
Vice President,
General Counsel and
Secretary
Gregory E. Salyers
Vice President, Global Operations
James H. Taylor
Vice President, Chief
Financial Officer and
Treasurer
R. Scott Tidey
Vice President, North America Sales
Gregory H. Trepp
Vice President, Global Marketing
Officers of The Kitchen Collection, Inc.
Randolph J. Gawelek
President and Chief Executive Officer
Arthur A. Dillon
Vice President-Finance
Emil S. Wepprich
Vice President-Supply Chain
Karen E. Cavender
Controller
L.J. Kennedy
Secretary and Treasurer
Officers of The North American Coal Corporation
Robert L. Benson
President and Chief Executive Officer
J.C. Butler, Jr.
Senior Vice
President-Project
Development
Bob D. Carlton
Vice President and
Chief Financial Officer
Douglas L. Darby
Vice President-Southern Operations
Michael J. Gregory
Vice President-Engineering,
Human Resources and
International Operations
Thomas A. Koza
Vice President-Law and
Administration, and
Secretary
Dan W. Swetich
Vice President-Northern
Operations, President of
The Falkirk Mining
Company and President of
Otter Creek Mining
Lee A. Burton
Controller
K. Donald Grischow
Treasurer

Corporate Information

Annual Meeting
The Annual Meeting of Stockholders of NACCO Industries, Inc. will be held on May 13, 2009, at 9 a.m. at the corporate office located at: 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124

Form 10-K
Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available through NACCO’s website (www.nacco.com) or by request to:
Investor Relations NACCO Industries, Inc. 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 449-9669

Stock Transfer Agent and Registrar
National City Bank Corporate Trust Operations P.O. Box 92301, Dept. 5352 Cleveland, Ohio 44193-0900 1-800-622-6757

Legal Counsel
Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114

Independent Auditors
Ernst & Young LLP 1300 Huntington Building 925 Euclid Avenue Cleveland, Ohio 44115

Stock Exchange Listing
The New York Stock Exchange Symbol: NC

Annual CEO Certification
On June 10, 2008, in accordance with Section 303A.12(a)
of the New York Stock Exchange Listed Company Manual,
our Chief Executive Officer, Alfred M. Rankin, Jr., submitted his annual certification to the New York Stock Exchange
following our annual stockholders’ meeting, stating that
he is not aware of any violations by NACCO Industries,
Inc. of the NYSE’s Corporate Governance listing
standards as of that date.

Investor Relations Contact
Investor questions may be addressed to: Christina Kmetko, Manager-Finance NACCO Industries, Inc. 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 449-9669 E-mail: ir@naccoind.com

NACCO Industries Website
Additional information on NACCO Industries may be found
at the corporate website, www.nacco.com. The Company
considers this website to be one of the primary sources of
information for investors and other interested parties.

Subsidiary Company Websites The websites of several subsidiary companies and their brands can be found at the following locations:

NACCO Materials Handling Group:
www.nmhg.com
Hyster North America:
www.hyster.com
Hyster Europe:
www.hyster.co.uk
Hyster Asia-Pacific:
www.hyster.com.au
Yale North America:
www.yale.com
Yale Europe:
www.yale-europe.com
Yale Asia-Pacific:
www.yale.com.au
Hamilton Beach Brands–U.S.:
www.hamiltonbeach.com
www.proctorsilex.com
www.buytraditions.com
www.commercial.hamiltonbeach.com
Hamilton Beach Brands–Mexico:
www.hamiltonbeach.com.mx
Kitchen Collection:
www.kitchencollection.com
www.legourmetchef.com
North American Coal:
www.nacoal.com

The following information related to the Company’s stock performance was not included in or incorporated by reference into, and shall not be deemed to constitute a part of, the Company’s Annual Report on Form 10-K filed with the SEC.
Stock Price Performance Presentation
The following graphs compare the Company’s total annual stock price performance on Class A Common Stock against the total stock price performance of the Russell 2000 Index and, in the case of Graph 1, the Russell 2000 Producer Durables Index for the periods indicated. The graphs present the year-end value of a $100 investment, at the base point, for each index assuming the reinvestment of dividends.
In accordance with the regulations promulgated by the SEC, Graph 1 compares the stock price performance based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the five-year period commencing January 1, 2004 (base point December 31, 2003) and ending December 31, 2008.
The Company believes that the measurement set forth in Graph 1, which is based upon the stock price at a single point in time in each year, does not adequately reflect the Company’s stock price performance over the period because of the numerous periodic fluctuations throughout the year in both the price of the Company’s stock and the level of the Russell 2000 Index. The Company, therefore, has provided Graph 2, which compares the returns for the Company and the Russell 2000 Index based upon the average of the daily closing stock price compared with the corresponding information from Graph 1, which is based upon the change in the stock price for each fiscal year for the same period as in Graph 1.

The Company believes that although sustained operating and financial performance will ultimately be reflected in stock price, the five-year period portrayed in the foregoing graphs is too brief a period over which to measure the results of significant strategic activities, and that corporate financial and strategic performance will be reflected in stock price only when measured over the long term. The Company, therefore, has included Graph 3, which compares the 10-year returns for the Company and the Russell 2000 Index based on the average stock price for the year computed using the same method as in Graph 2 for the 10-year period commencing January 1, 1999 (base point December 31, 1998) and ending December 31, 2008.

Environmental Benefits
This Summary Annual Report and Supplemental Package is printed using post-consumer waste recycled paper and vegetable-based inks.
By using this environmental paper, NACCO Industries Inc. saved the following resources:
The FSC Trademark identifies wood fibers coming from forests which have been certified in accordance with the rules of the Forest Stewardship Counsel.